Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 24, 2021

Board of Trustees

American Homes 4 Rent

23975 Park Sorrento, Suite 300

Calabasas, California 91302

Ladies and Gentlemen:

We are acting as counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale of up to 18,745,000 Class A common shares of beneficial interest, $0.01 par value per share of the Company (including up to 2,445,000 shares upon the exercise of the underwriters’ option to purchase additional shares) (the “Class A common shares”), pursuant to the terms of (i) the Underwriting Agreement, dated May 20, 2021, among the Company, American Homes 4 Rent, L.P., J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters listed on Schedule I thereto, J.P. Morgan Securities LLC (as agent for JPMorgan Chase Bank, National Association) and BofA Securities, Inc. (as agent for Bank of America, N.A.), as the forward sellers, and JPMorgan Chase Bank, National Association and Bank of America, N.A., as the forward purchasers (the “Forward Purchasers”), (the “Underwriting Agreement”), (ii) the letter agreements, dated May 20, 2021 by and between the Company and each of the Forward Purchasers (the “Initial Forward Sale Agreements”), and (iii) the letter agreements, dated May 21, 2021, by and between the Company and each of the Forward Purchasers (together with the Initial Forward Sale Agreements, the “Forward Sale Agreements,” and together with the Underwriting Agreement, the “Agreements”). The offering of the Class A common shares by the Company is being made pursuant to a prospectus supplement dated May 20, 2021 and the accompanying prospectus dated June 17, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-239227) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Class A common shares will not be issued in violation of the ownership limits contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante   Amsterdam   Baltimore   Beijing   Birmingham   Boston   Brussels   Colorado   Springs   Denver   Dubai   Dusseldorf   Frankfurt Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   Johannesburg   London   Los Angeles   Luxembourg   Madrid   Mexico City   Miami   Milan   Minneapolis   Monterrey Moscow   Munich   New York   Northern   Virginia   Paris   Perth   Philadelphia   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Sydney   Tokyo   Warsaw Washington, D.C.    Associated Offices:   Budapest   Jakarta   Riyadh   Shanghai FTZ   Ulaanbaatar   Zagreb.    Business Service Centers:   Johannesburg   Louisville.    Legal Services Center: Berlin. For more information see www.hoganlovells.com

Board of Trustees American Homes 4 Rent	- 2 -	May 24, 2021

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Class A common shares pursuant to the terms of the Agreements, and (ii) receipt by the Company of the consideration for the Class A common shares specified in the resolutions of the Board of Trustees and the Pricing Committee thereof, the Class A common shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Class A common shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as to the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP